Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement of CEA Industries Inc. on Form S-8 (No. 333-219674) pertaining to the 2017 Equity Incentive Plan, Form S-3 (No. 333-284306) pertaining to a Shelf Registration Statement, and Form S-8 (No. 333-263955) pertaining to the 2021 Equity Incentive Plan, Form S-3 (No. 333-289830) pertaining to a Shelf Registration Statement, Form S-3 (No. 333-290430) pertaining to a Shelf Registration Statement, and Form S-8 (No. 333-294937) pertaining to the 2026 Inducement Plan on our report dated June 23, 2026, relating to the consolidated financial statements of CEA Industries Inc., which appears in this Report on Form 10-K for the fiscal year ended April 30, 2026.
/s/ Sadler, Gibb & Associates, LLC
Draper, UT
June 23, 2026